RULE 10f-3 REPORT FORM
Record Of Securities Purchased
Under The Trust's Rule 10f-3 Procedures

1.	Name of Portfolio: Neuberger Berman Advisers Management Trust
Socially Responsive Portfolio
2.	Name of Issuer: TyCom

3.	Date of Purchase: July 26, 2000

4.	Underwriter from whom purchased: Goldman, Sachs & Co.

5.	"Affiliated Underwriter" managing or participating in
underwriting syndicate: Neuberger Berman, LLC
6.	Is a list of the underwriting syndicate's members attached?
Yes __X_    No  _____
7.	Aggregate principal amount of purchase by all investment
companies advised by the
	Adviser or Subadviser: 9,000

8.	Aggregate principal amount of offering: 61,130,435

9.	Purchase price (net of fees and expenses): $32.00

10.	Date offering commenced: July 26, 2000

11.	Offering price at close of first day on which any sales were made: $32.00

12.	Commission, spread or profit: 5.00%		$1.60/per share

13.	Have the following conditions been satisfied?
 .	The securities are:
	part of an issue registered under the Securities Act of
1933 which is being offered to the public;	YES
	Eligible Municipal Securities;
	Sold in an Eligible Foreign Offering; or sold in an Eligible Rule 144A offering?
(See Appendix B to the Rule 10f-3 Procedures for definitions of the capitalized terms herein.)

B.(1)	The securities were purchased prior to the end of the first
day on which any sales were made, at a price that is not
more than the price paid by each other purchaser of
securities in that offering or in any concurrent offering
of the securities (except, in the case of an Eligible
Foreign Offering, for any rights to purchase that are
required by law to be granted to existing security holders
of the issuer); OR	YES

(2)	If the securities to be purchased were offered for
subscription upon exercise of rights, such securities were purchased on or before the fourth day preceding the day on which the rights offering terminates?

c.  The underwriting was a firm commitment underwriting?  YES

d.  The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period (see Attachment for comparison of
spread with comparable recent offerings)?	YES

e.  The issuer of the securities, except for Eligible Municipal
Securities, and its predecessors have been in continuous operation
for not less than three years?	YES

f.(1)	The amount of the securities, other than those sold in an
Eligible Rule 144A Offering (see below), purchased by all of the investment companies advised by the Adviser did not exceed
25% of the principal amount of the offering; OR	YES

2)	If the securities purchased were sold in an Eligible Rule 144A
Offering, the amount of such securities purchased by all of the investment companies advised by the Adviser or Subadviser did not exceed 25% of the total of:

(i)	The principal amount of the offering of such class
sold by underwriters or members of the selling
syndicate to qualified institutional buyers, as
defined in Rule 144A(a)(1), plus
(ii)	The principal amount of the offering of such class in
any concurrent public offering?

g.  (1) No affiliated underwriter of the Trust was a direct or indirect
participant         in or beneficiary of the sale; OR  YES

	(2)   With respect to the purchase of Eligible Municipal
Securities, such purchase was not designated as a group sale or otherwise allocated to the account of an affiliated underwriter

h.	Information has or will be timely supplied to the appropriate officer of the Trust for inclusion on SEC Form N-SAR and
quarterly reports to the Trustees?		YES

Approved:						       Date:


RULE 10f-3 - REPORT FORM
Additional Information for paragraph (d) - commission or spread - comparable recent offerings:
N/A